ASSIGNMENT OF OIL AND GAS LEASE

SEQUACHEE OIL AND GAS LLC, having a mailing address of P.O. Box 328, Stanford, Kentucky, 40484, ("Assignor") and NUX HOLDINGS OF KENTUCKY, INC., having a mailing address of 12518 NE Airport Way, Suite 148 No. 156, Portland Oregon, 97230, ("Assignee") agree, effective February 28, 2011, that:

Identity of Lease

WHEREAS, Assignor is Lessee under an Oil and Gas Lease executed on October 14, 2010, by Assignor as Lessee and Leroy and Margaret Tillett as Lessor, covering the real property in the County of Lincoln, Kentucky, containing 105 acres, more or less, and being the same land conveyed in Deed dated 01/07/61 and recorded in Deed Book 134, page 555; and

WHEREAS, that lease is duly recorded on October 16, 2010 in Book 393 at Pages 816-818 of the official records of the County of Lincoln, Kentucky, copy attached:

Assignment

NOW, THEREFORE, in consideration for the sum of $1,375.00 and other good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby sell, assign, transfer, and convey to NUX HOLDINGS OF KENTUCKY, INC. all of Assignor's right, title, and interest in the lease and the real property covered by the lease, including equipment, production and assets on the following terms and conditions:

Override Royalty

1. There is excepted from the above assignment and conveyance and reserved and retained in Assignor an overriding royalty equal to one-eighth (1/8) of the value of all oil produced and removed under the lease and the net proceeds received by Assignee from the sale of all gas and casinghead gasoline produced and sold under the lease.

2. The overriding royalty reserved and retained by Assignor shall be payable to Assignor at the same time, and shall be computed in the same manner, as is provided in the lease for the payment, and computation, of royalties payable under it to Lessor.

Assignee to Perform Lease

3. Assignee accepts, on the terms and conditions specified in this document, this assignment of lease and agrees to truly and fully perform all of the terms and conditions of the lease to be performed under the lease by Lessee and or any of its affiliates, including Xun Oil of Kentucky, Inc.

Indemnity Agreement

4. Assignee shall indemnify and hold Assignor and the property of Assignor, including Assignor's interest under this instrument, free and harmless from all claims, liability, loss, damage, or expense resulting from Assignee's performance of the lease, Assignee's occupation of any part of the real property covered by the lease, or the exploration for, or extraction by Assignee under the lease of, any oil, gas, or other hydrocarbon substances.

Modification and Extension of Lease

5. Assignee shall have the right to obtain from Lessor under the lease, or Lessor's successor in interest as Lessor under the lease, any modifications or extensions of the lease Assignee may desire, as long as the modifications or extensions do not reduce in any way the overriding royalty reserved and retained by Assignor under this instrument or otherwise infringe on any rights of Assignor under this instrument.

Default Clause

6. Should Assignee fail to commence operations on the land covered by the lease by June 30, 2011, or should Assignee fail or default in the performance of the lease or this instrument, then Assignor may, at Assignor's option, either declare Assignee's rights under the lease and this instrument forfeited and resume its, Assignor's, status as Lessee under the lease or bring appropriate action in law or equity either to enforce this instrument or to recover appropriate damages.

Access to Wells

7. Assignor shall have access to any well drilled by Assignee on the land covered by the lease and shall have the privilege of witnessing all tests and operations conducted on or in connection with any such well. On written request of Assignor, Assignee agrees to furnish Assignor with copies of logs and reports obtained or prepared in connection with any well drilled on the land covered by the lease.

Assignor's Warranties

8. Assignor makes no warranty of title with respect to the land covered by the lease, but Assignor does warrant and represent to Assignee that:

(a)

The rights and interest conveyed to Assignee by this instrument are free and clear of all liens, charges, and encumbrances created by Assignor;

(b)

Assignor has the right to make the transfer and conveyance effectuated by this instrument;

(c)

No default or defaults now exist or have been declared under the lease; and

(d)

The lease is now in good standing and in full force and effect.

Manner of Payments to Assignor

9. All moneys payable under this agreement by Assignee to Assignor shall be deemed duly paid when a check for them payable to the order of Assignor is deposited in the United States mail, first-class postage prepaid, addressed to Assignor to its mailing address at P.O. Box 328, Stanford, Kentucky, 40484 or when deposited through ACH direct debit transfers. Assignor may from time to time change depositories for the purpose of this paragraph by giving written notice of the change and the name and address of the new depository to Assignee in the manner prescribed by Paragraph 10 of this instrument.

Notices

10. All notices or other communications required or permitted by this instrument, the lease, or by law to be served on or given to either party to this agreement, Assignor or Assignee, by the other party shall be in writing and shall be deemed duly served when personally delivered to [any executive office of] the party to whom it is directed or when deposited in the United States mail, first-class postage prepaid, addressed to Assignor at P.O. Box 328, Stanford, Kentucky, 40484, or to Assignee at 12518 NE Airport Way, Suite 148 No. 156, Portland Oregon, 97230. Either party, Assignor or Assignee, may change its address for the purpose of this paragraph by giving written notice of that change to the other party in the manner provided in this paragraph.

Attorney's Fees

11. Should any litigation be commenced between the parties to this instrument concerning the assignment and transfer made by it, the lease, or the rights or duties of either party in relation to the lease or to this instrument, the party, Assignor or Assignee, prevailing in that litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as attorney's fees in the litigation, which shall be determined by the court in the litigation or in a separate action brought for that purpose.

Binding on Heirs

12. All of the terms and provisions of this instrument shall inure to the benefit of and shall be binding on the heirs, executors, administrators, representatives, successors, and assigns of each of the parties to this agreement.

Sole and Only Agreement

13. This instrument constitutes the sole and only agreement between Assignor and Assignee respecting the lease or the assignment of the lease by Assignor to Assignee, and correctly sets forth the obligations of Assignor and Assignee to each other as of its date. Any agreements or representations respecting the lease or its assignment to Assignee not expressly set forth in this instrument are null and void.

EXECUTED on ___2/28____, 2011 at ______Lincoln_____ County, Kentucky.

ASSIGNOR:

By: /s/ Joe Martin

Joe Martin

ASSIGNEE:

By: /s/ Michael Grubb

Michael Grubb, Field Operations Manager

Acknowledgment

STATE OF KENTUCKY
COUNTY OF ______________________

Before me, the undersigned authority, on this day personally appeared ____________________________________________________________,  known to me to be the identical persons whose names are subscribed to the  foregoing instrument, and acknowledged to me that they executed that instrument for the purposes and consideration expressed in it.

Given under my hand and seal of office this _________________day of _________________, 20_______.

_______________________________________________

Notary Public in and for ______________________ County, Kentucky.

THIS INSTRUMENT PREPARED BY

JERRY G. MIKOLAJCZYK, CONSULTANT FOR NUX HOLDINGS OF KENTUCKY, INC.